EXHIBIT 99.1

Invivo Corporation Sells Assets of Sierra Precision

PLEASANTON, Calif., April 22 /PRNewswire-FirstCall/ — Invivo Corporation (Nasdaq: SAFE — news) announced today that it has signed a definitive agreement to sell the assets of its wholly owned subsidiary Sierra Precision to 3D Instruments LLC for an undisclosed cash amount. Subject to closing conditions the closing is expected in May. Sierra Precision is a manufacturer of gauges for the safety, industrial and government markets. Sierra Precision represented approximately 11% of Invivo Corporation’s annual revenues for the first six months of fiscal year 2002. Invivo Research, Invivo Corporation’s medical device subsidiary, will represent approximately 80% of total revenues for Invivo Corporation upon closing of this transaction.

“Sierra Precision has a different business model than our medical and other safety and industrial businesses,” stated James B. Hawkins, President and CEO of Invivo Corporation. “The vast majority of products manufactured by Sierra Precision are sold directly to the OEM (Original Equipment Manufacturer) and do not utilize our sales and marketing organization. Further, Sierra Precision’s gross profit has been substantially lower than our gross profit for Invivo Corporation. Therefore, with the divestiture of Sierra Precision, we expect the gross profit margin for Invivo Corporation will show a substantial increase,” Hawkins added.

This press release contains forward-looking statements regarding our future operations and expectation of future events. These statements can be identified by terminology such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “predicts,” “should,” or “will” or other terminology relating to future events. These statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include, but are not limited to, the uncertain growth prospects for new markets, the Company’s dependence on a concentrated line of products, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, fluctuations in international exchange rates, product liability and product recall risks and other business factors. For information regarding these risks and other related risks, see the “Risk Factors” section of the Company’s most recent Form 10-Q on file with the SEC.

Invivo Corporation’s Invivo Research subsidiary designs, manufactures and markets monitoring systems that measure and display vital signs of patients in medical settings. The Company also manufactures and markets a line of products for industrial instrumentation and safety applications.